Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES REPORTS RESULTS FOR THE FIRST FISCAL QUARTER OF 2007 WITH
INCREASES IN REVENUE, GROSS PROFIT AND NET EARNINGS

NEW ORLEANS, LA March 13, 2007 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the first quarter of fiscal year 2007.
For the quarter ended January 31, 2007, the Company reported net earnings from continuing operations of $12.0 million, or $.11 per diluted share, compared to net earnings of $8.1 million, or $.08 per diluted share, for the first quarter of 2006.
Thomas M. Kitchen, acting Chief Executive Officer and Chief Financial Officer stated, “I am pleased to report an increase in earnings per share of 38 percent for the current quarter to $.11 per share. We have started the fiscal year with impressive first quarter results, including top and bottom-line growth in both our funeral and cemetery businesses.”
During the quarter, total revenue increased $6.6 million, or 5.2 percent, over the comparable quarter of last year to $132.7 million. The increase was driven primarily by an increase in cemetery revenue of $5.5 million, or 10.1 percent, over the comparable quarter of last year to $60.0 million, which was due primarily to a $3.8 million, or nearly 16 percent, increase in gross cemetery property sales. Cemetery revenue also increased as a result of significant progress in construction during the quarter on various cemetery projects related to pre-sold property. These increases were partially offset by a decrease in cemetery service and merchandise delivery revenue resulting from the decrease in deaths in our markets.
Mr. Kitchen stated, “One of the strengths of our Company is the strong balance we maintain between the funeral and cemetery segments of our business. At 45 percent of consolidated revenues, our cemetery activity and in particular our preneed production, has a strong stabilizing influence on our overall performance, especially at our combination locations. Approximately 48 percent of our cemeteries have a funeral home onsite that we operate in conjunction with the cemetery. New property sales have long been a key strategy in our business as they link families to our cemeteries for generations, and we therefore remain focused on increasing property sales. Our strong results in the first quarter are due in part to serving customers interested in large cemetery property purchases such as private estates, which has also been an important factor of our cemetery business.”
Funeral revenue increased $1.1 million, or 1.5 percent, to $72.7 million compared to the first quarter of 2006. Same-store average revenue per traditional funeral service increased 4.9 percent and same-store average revenue per cremation service increased 9.9 percent, which was partially offset by a year-over-year reduction in funeral trust earnings, resulting in an overall increase of 5.5 percent in the same-store average revenue per funeral service performed. The Company believes these increases are in part a result of the implementation of new funeral package pricing. The increases in average revenue were partially offset by a 5.5 percent decrease in the number of same-store funeral services performed, representing a decrease of 889 calls out of the 15,141 calls performed during the first quarter of 2007. The Company believes that the decrease in calls was consistent with the decline in the number of deaths in the Company’s markets.
Mr. Kitchen continued, “The improvement in our funeral business was primarily a result of the robust increases in our same-store average revenue per funeral service. During fiscal 2006, we began rolling out new funeral service package pricing, and we are now seeing the positive impact these pricing initiatives are bringing to our business. These new funeral packages provide value to our families by simplifying the selection process while enhancing the services we provide. We are nearing the completion of the rollout of funeral service package pricing in all of our funeral homes and look forward to seeing the full benefits of this effort during this fiscal year.”
The Company’s gross profit increased $1.9 million to $31.0 million, or 23.4 percent of revenue for the first quarter of fiscal 2007. Funeral gross profit increased $0.9 million to $18.7 million, or 25.7 percent of revenue, compared to 24.9 percent of revenue for the prior year period. The increase in funeral gross profit was due primarily to the increases in funeral revenue. Cemetery gross profit increased $1.0 million to $12.3 million due to the increases in cemetery revenue. Cemetery gross profit margin decreased slightly from 20.7 percent for the first quarter of 2006 to 20.5 percent for the first quarter of 2007.
Net earnings from continuing operations were negatively impacted by hurricane related charges of $1.9 million ($1.1 million after tax, or $.01 per diluted share) during the quarter. Additionally, earnings for the quarter were positively impacted by the recognition of a tax benefit of $1.9 million, or $.01 per diluted share, which was the result of the Company’s effective tax planning strategy for utilization of a capital loss carry forward.
While the Company produced strong operating cash flow of $17.9 million for the first quarter of 2007, that amount was less than the comparable quarter of last year, which was $27.3 million. Operating cash flow was impacted in the prior year by non-recurring items, principally an $11.0 million inflow in 2006 from a trust withdrawal related to the deferred revenue project. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) Recurring free cash flow was $12.2 million during the first quarter of 2007 compared to $14.1 million for the first quarter of fiscal year 2006. This decrease was due in part to an increase in customer collections during the first quarter of 2006 following the delay in collection processing during the fourth quarter of 2005 as a result of Hurricane Katrina. Additionally, the decrease was due to an increase in annual property and casualty insurance premiums that were paid during the first quarter of the current year.
The Company announced in February 2007 that the Board of Directors has appointed Thomas J. Crawford as President and Chief Executive Officer and as a director of the Company, effective on his start date, which will be no later than March 31, 2007. The Board also announced that Mr. Kitchen, who has been serving as acting Chief

Executive Officer, has been promoted to Senior Executive Vice President and will continue to serve as the Company’s Chief Financial Officer and as a director of the Company.
Mr. Kitchen concluded, “It has been my pleasure to serve these past several months as acting Chief Executive Officer in addition to my responsibilities as Chief Financial Officer. I’d like to thank all of our employees for their continuing dedication over these last several months as their hard work and service to families is contributing directly to our success. I look forward to my expanded role as Senior Executive Vice President while continuing to serve as the Company’s Chief Financial Officer and a member of its Board of Directors. The solid results from the first quarter are a great beginning to our fiscal year, and I look forward to further success under our new President and Chief Executive Officer, Thomas Crawford.”
First Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $1.1 million, or 1.5 percent, to $72.7 million.
•	The Company’s same-store funeral operations achieved a 4.9 percent increase in the average revenue per traditional funeral service and a 9.9 percent increase in the average revenue per cremation service, due primarily to the implementation of new funeral package pricing.
•	The increase in the average revenue per traditional and cremation service was partially offset by a year-over-year reduction in funeral trust earnings resulting in an overall increase in the same-store average revenue per funeral service for the quarter of 5.5 percent.
•	Same-store funeral services performed decreased 5.5 percent, or 889 calls, to 15,141 calls, which the Company believes is due primarily to the decrease in the number of deaths in the Company’s markets.
•	The cremation rate for the Company’s same-store businesses was 38.8 percent for the first quarter of 2007 compared to 38.6 percent for the first quarter of 2006.
•	Funeral gross profit increased $0.9 million to $18.7 million, or 25.7 percent of revenue, for the first quarter of 2007 due primarily to the increase in funeral revenue mentioned above.
•	Preneed funeral sales increased 1.0 percent during the first quarter of 2007 compared to the first quarter of 2006, continuing to add to the preneed funeral backlog. During the quarter, preneed funeral sales were 10 percent more than the preneed funeral delivered out of the backlog.
CEMETERY
•	Cemetery revenue increased $5.5 million, or 10.1 percent, to $60.0 million for the first quarter of 2007. This increase was due primarily to a $3.8 million, or 16 percent, increase in gross cemetery property sales and an increase in construction during the quarter on various cemetery projects, which was partially offset by a decrease in cemetery service and merchandise delivery revenue resulting from the decrease in deaths in our markets. The increase in cemetery property sales was due in part to serving customers interested in large cemetery property purchases, such as private estates. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs.
•	Cemetery gross profit increased $1.0 million to $12.3 million due to the increases in cemetery revenue. Cemetery gross profit margin decreased slightly from 20.7 percent for the first quarter of 2006 to 20.5 percent for the first quarter of 2007.

OTHER
•	Corporate general and administrative expenses decreased $0.2 million to $7.0 million due primarily to the timing of professional fees in the first quarter of 2006 related to restated SEC filings, which was partially offset by the accelerated depreciation of the Company’s current computer software systems due to the implementation of two new business systems.
•	The Company recorded hurricane related charges of $1.9 million ($1.1 million after tax, or $.01 per diluted share) during the quarter, net of insurance proceeds compared to $2.6 million ($1.6 million after tax, or $.01 per diluted share) for the same period of 2006. These charges were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company is continuing to work with its insurance carriers on remaining claims.
•	The Company incurred separation charges of $0.5 million ($0.3 million after tax) during the first quarter of 2007 due primarily to separation pay to a former officer who retired in the first quarter of 2007. This compares to $0.2 million ($0.1 million after tax) of separation charges incurred for the comparable period of 2006.
•	Interest expense decreased $0.7 million to $6.8 million during the first quarter of 2007 due to a $33.1 million decrease in average debt outstanding during the quarter.
•	Other operating income, net, decreased $0.6 million to $0.3 million due primarily to a gain related to the sale of undeveloped cemetery land in the first quarter of last year.
•	Investment and other income increased $0.6 million to $1.1 million due primarily to $0.4 million of interest income receivable from the Internal Revenue Service and an improvement in the average rate earned on the Company’s cash balance from 3.3 percent in the first quarter of 2006 to 4.6 percent in the first quarter of 2007.
•	The effective tax rate was 26.5 percent in the first quarter of 2007 compared to 37.7 percent in the first quarter of 2006. The reduced rate in 2007 was primarily caused by a tax benefit of $1.9 million attributable to the utilization of a capital loss carry forward that was not previously recorded because the Company was uncertain it could generate capital gain income prior to its expiration at the end of fiscal 2007. The effective tax rate exclusive of this benefit would have been 37.9 percent which is more comparable to the 2006 rate.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations and total operations was $6.5 million for the first quarter of 2007 and $6.1 million for the first quarter of 2006. The increase is due to the accelerated depreciation of our current software systems due to the implementation of two new business systems.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the first quarter was $17.9 million compared to $27.3 million for the same period of last year. Cash flow from operating activities was impacted by non-recurring items. Recurring free cash flow was $12.2 million during the first quarter of 2007 compared to $14.1 million for the first quarter of fiscal year 2006. (See tables under “Reconciliation of Non-GAAP Financial Measures.”)
•	The decrease in recurring free cash flow was due in part to an increase in customer collections during the first quarter of 2006 following the delay in collection processing during the fourth quarter of 2005 as a result of Hurricane Katrina. Additionally, the decrease was due to an increase in annual property and casualty insurance premiums that were paid during the first quarter of the current year.
•	During the first quarter of 2007, the Company paid $2.6 million in dividends.
•	As of January 31, 2007, the Company had outstanding debt of $376.0 million and cash on hand of $50.1 million, or net debt of $325.9 million.
•	Subsequent to the end of the quarter, the Company made an optional prepayment of $12.0 million on its Term Loan B.

Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the last twelve months ended January 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 11.8 percent, and its perpetual care trust funds experienced a total return of 10.6 percent.
•	For the last twelve months ended January 31, 2006, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 7.4 percent, and its perpetual care trust funds experienced a total return of 4.1 percent.
•	For the last three years ended January 31, 2007, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 7.3 percent, and its perpetual care trust funds experienced a total return of 6.1 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 227 funeral homes and 143 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss first quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is (877) 704-5381. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is (913) 312-1295. A replay of the call will be available by dialing (888) 203-1112 (from within the continental United States) or (719) 457-0820 (from outside the continental United States), and using pass code 6646621 until March 27, 2007, 11:00 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until April 13, 2007.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2007	2006

Revenues:
Funeral	$72,721	$71,628
Cemetery	59,960	54,454

	132,681	126,082

Costs and expenses:
Funeral	53,981	53,785
Cemetery	47,647	43,173

	101,628	96,958

Gross profit	31,053	29,124
Corporate general and administrative expenses	(7,042)	(7,219)
Hurricane related charges, net	(1,850)	(2,638)
Separation charges	(485)	(154)
Gains on dispositions and impairment (losses), net	98	—
Other operating income, net	268	977

Operating earnings	22,042	20,090
Interest expense	(6,757)	(7,528)
Investment and other income, net	1,050	468

Earnings from continuing operations before income taxes	16,335	13,030
Income taxes	4,327	4,911

Earnings from continuing operations	12,008	8,119

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes	(97)	254
Income tax benefit	(15)	(16)

Earnings (loss) from discontinued operations	(82)	270

Net earnings	$11,926	$8,389

Basic earnings per common share:
Earnings from continuing operations	$.11	$.08
Earnings from discontinued operations	—	—

Net earnings	$.11	$.08

Diluted earnings per common share:
Earnings from continuing operations	$.11	$.08
Earnings from discontinued operations	—	—

Net earnings	$.11	$.08

Weighted average common shares outstanding (in thousands):
Basic	104,900	108,504

Diluted	104,998	108,522

Dividends declared per common share	$.025	$.025

Certain reclassifications have been made to the 2006 consolidated statement of earnings in order for these periods to be comparable. These reclassifications had no effect on net earnings.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31,	October 31,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$50,116	$43,870
Marketable securities	519	239
Receivables, net of allowances	58,965	72,527
Inventories	35,754	36,372
Prepaid expenses	12,867	6,428
Deferred income taxes, net	9,421	10,502
Assets held for sale	—	881

Total current assets	167,642	170,819
Receivables due beyond one year, net of allowances	76,687	75,350
Preneed funeral receivables and trust investments.	528,047	517,963
Preneed cemetery receivables and trust investments	261,638	258,212
Goodwill	275,212	273,327
Cemetery property, at cost	370,195	371,230
Property and equipment, at cost:
Land	42,233	41,448
Buildings	297,273	294,172
Equipment and other	154,156	150,004

	493,662	485,624
Less accumulated depreciation	196,515	190,061

Net property and equipment	297,147	295,563
Deferred income taxes, net	177,089	173,986
Cemetery perpetual care trust investments	235,189	230,487
Other assets	13,419	13,640

Total assets	$2,402,265	$2,380,577

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	January 31,	October 31,
LIABILITIES AND SHAREHOLDERS' EQUITY	2007	2006

Current liabilities:
Current maturities of long-term debt	$2,600	$2,839
Accounts payable	15,654	19,375
Accrued payroll and other benefits	12,617	17,353
Accrued insurance	23,510	21,803
Accrued interest	8,861	5,822
Other current liabilities	12,604	18,141
Income taxes payable	7,172	3,703
Liabilities associated with assets held for sale	—	469

Total current liabilities	83,018	89,505
Long-term debt, less current maturities	373,394	374,020
Deferred preneed funeral revenue	273,613	274,682
Deferred preneed cemetery revenue	294,750	296,075
Non-controlling interest in funeral and cemetery trusts	672,549	658,012
Other long-term liabilities	12,956	12,410

Total liabilities	1,710,280	1,704,704

Commitments and contingencies
Non-controlling interest in perpetual care trusts	234,284	228,980

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 150,000,000 shares issued and outstanding 101,630,170 and 101,408,227 shares at January 31, 2007 and October 31, 2006, respectively	101,630	101,408
Class B authorized 5,000,000 shares issued and outstanding 3,555,020 shares at January 31, 2007 and October 31, 2006, 10 votes per share, convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	639,175	640,648
Accumulated deficit	(286,789)	(298,715)
Accumulated other comprehensive income (loss):
Unrealized appreciation (depreciation) of investments	130	(3)

Total accumulated other comprehensive income (losses)	130	(3)

Total shareholders’ equity	457,701	446,893

Total liabilities and shareholders’ equity	$2,402,265	$2,380,577

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended January 31,
	2007	2006
Cash flows from operating activities:
Net earnings	$11,926	$8,389
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	(17)	(298)
Depreciation and amortization	6,494	6,081
Provision for doubtful accounts	2,238	2,095
Share-based compensation	318	424
Excess tax benefits from share-based payment arrangements	(37)	—
Provision (benefit) for deferred income taxes	(2,102)	3,679
Other	66	95
Changes in assets and liabilities:
Decrease in other receivables	9,159	4,029
Decrease in inventories and cemetery property	837	1,589
Decrease in accounts payable and accrued expenses	(3,426)	(5,078)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	77	2,712
Decrease in deferred preneed funeral revenue	(2,891)	(6,467)
Increase (decrease) in funeral non-controlling interest	(82)	126
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments.	(1,000)	11,402
Decrease in deferred preneed cemetery revenue	(1,325)	(1,060)
Increase in cemetery non-controlling interest	3,312	1,682
Decrease in other	(5,658)	(2,176)

Net cash provided by operating activities	17,889	27,224

Cash flows from investing activities:
Proceeds from sale of assets, net	388	9
Purchase of subsidiaries, net of cash acquired	(2,805)	—
Insurance proceeds related to hurricane damaged properties	1,400	4,540
Additions to property and equipment	(7,777)	(4,274)
Other	(37)	15

Net cash provided by (used in) investing activities	(8,831)	290

Cash flows from financing activities:
Repayments of long-term debt	(865)	(891)
Issuance of common stock	643	—
Dividends	(2,627)	(2,717)
Excess tax benefits from share-based payment arrangements	37	—
Other	—	61

Net cash used in financing activities	(2,812)	(3,547)

Net increase in cash	6,246	23,967
Cash and cash equivalents, beginning of period	43,870	40,605

Cash and cash equivalents, end of period	$50,116	$64,572

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes	$(1,370)	$200
Interest	$3,600	$3,200

Non-cash investing and financing activities:
Issuance of common stock to executive officers	$363	$—
Issuance of restricted stock	$290	$—

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2007 AND 2006
(Unaudited)
EBITDA from continuing operations is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. EBITDA margins from continuing operations are calculated by dividing EBITDA from continuing operations by revenue from continuing operations.
Management believes that EBITDA from continuing operations is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view EBITDA from continuing operations as a measure of the Company’s cash flow. Investors should be aware that EBITDA from continuing operations may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to EBITDA from continuing operations) and EBITDA from continuing operations for the quarters ended January 31, 2007 and 2006:

	Three Months Ended
	January 31,
	2007	2006
EBITDA from Continuing Operations
(Dollars in millions)

Consolidated net earnings	$11.9	$8.4
Add (Subtract): (Earnings) loss from discontinued operations	0.1	(0.3)

Earnings from continuing operations	12.0	8.1

Add: Depreciation and amortization from continuing operations	6.5	6.1
Add: Interest expense	6.8	7.5
Add: Income taxes from continuing operations	4.3	4.9

EBITDA from continuing operations	$29.6	$26.6

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JANUARY 31, 2007 AND 2006
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the quarters ended January 31, 2007 and 2006:

	Three Months Ended
	January 31,
	2007	2006
Free Cash Flow
(Dollars in millions)
Net cash provided by operating activities	$17.9	$27.3
Less: Maintenance capital expenditures	(3.6)	(4.3)

Free cash flow	$14.3	$23.0

Net cash provided by operating activities	$17.9	$27.3
Less: Trust withdrawals during deferred revenue project(1)	—	(11.0)
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	(2.1)	2.1

Adjusted cash provided by operating activities	$15.8	$18.4
Less: Maintenance capital expenditures	(3.6)	(4.3)

Recurring free cash flow	$12.2	$14.1

(1)	Represents cash inflows for cash withdrawn from trusts during the deferred revenue project that relates to services and merchandise delivered in prior periods.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of hurricanes on our businesses, including the uncertainty of the profitability of our Louisiana businesses in the future and the amount and timing of any potential additional insurance recoveries;

•	our ability to renew insurance coverages in appropriate amounts at an acceptable cost and on appropriate terms and conditions, especially in the aftermath of Hurricane Katrina;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	effects of increased regulation, such as that required by the Sarbanes-Oxley Act, and the related legal and outside accounting expenses associated with compliance with such regulations;

•	effects on earnings and cash flow of increased costs;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation, and the increase in the percentage of cremations performed by us that are inexpensive direct cremations;

•	our ability to respond effectively to changing consumer preferences;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on cash flow and earnings as a result of preneed sales;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to generate sufficient cash to service our debt and effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	our ability to pay future dividends on our common stock;

•	effects of changes in revenue on our cash flow and profits;
and other risks and uncertainties described in our Form 10-K for the year-ended October 31, 2006 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.